Exhibit 10.34

SECURED PROMISSORY NOTE

$63,950,000.00    October 29, 2024

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, Medical Practice Holding Company, LLC, a Delaware limited liability company (“MPHC” or the “Borrower”), hereby unconditionally promises to jointly and severally pay to the order of RRD Healthcare, LLC, a Florida limited liability company (together with its successors or assigns, the “Noteholder,” and together with the other Persons party to this Note, the “Parties”), the principal amount of Sixty-Three Million Nine Hundred Fifty Thousand and No/100 Dollars ($63,950,000.00) (the “Loan”), together with all accrued interest thereon and all other amounts owing hereunder from time to time, as provided in this Secured Promissory Note (this “Note”).
This Note is executed and delivered pursuant to, and in connection with, that certain Equity Purchase Agreement, dated as of the date hereof, by and among MPHC, the Noteholder and the other parties thereto (as so amended or otherwise modified from time to time pursuant to its terms, the “Purchase Agreement”).
1. Interpretation. For purposes of this Note (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Note as a whole. The definitions given for any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. Unless the context otherwise requires, references herein to: (i) Schedules, Exhibits, and Sections mean the Schedules, Exhibits, and Sections of this Note; (ii) an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; (iii) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; (iv) any Default or Event of Default that has occurred shall be deemed to be continuing until it has been waived by Noteholder in accordance with the terms of this Note or, in the case of a Default, cured; (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including, for the avoidance of doubt, any cash, securities, accounts and contract rights and any “fixtures” or the like; and (vi) unless otherwise expressly provided herein or in any other Loan Document, the “discretion” of the Noteholder shall mean its sole and absolute discretion. This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
2. Defined Terms. The following capitalized terms used in this Note have the meanings defined or referenced below. Terms used but not defined herein shall have the meaning given such terms in the Purchase Agreement. Certain other capitalized terms used only in specific sections of this Note may be defined in such sections.

“Acceptable Definitive Purchase Agreement” means, collectively, a binding definitive purchase agreement and related purchase documents providing for an Acceptable Sale that can be consummated on or before the last day of the Negotiation Period.
“Acceptable Sale” means a sale to any Person(s) of all or, subject to Noteholder’s prior written consent (not to be unreasonably withheld, conditioned or delayed), a subset of the Centrum Assets in one transaction or a series of simultaneous transactions (whether consummated as an asset sale or sale of Equity Interests, or both), it being understood and agreed that any such sale shall result in Payment in Full without any liability or obligation to the Noteholder or its Affiliates.
“ACO REACH Model” means the Accountable Care Organization Realizing Equity, Access and Community Health Model implemented by CMS under section 1115A of the Social Security Act.
“Acquisition” means any transaction or series of related transactions (including without limitation by way of merger or in licensing arrangement) for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business, line of business, product line or division or other unit of operation of a Person, or (b) the acquisition of fifty percent (50%) or more of the Equity Interests of any Person, whether or not involving a merger, consolidation or similar transaction with such other Person, or otherwise causing any Person to become a Subsidiary of any Loan Party.
“Affiliate(s)” means, with respect to any Person, (x) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified and/or (y) such person’s immediate family members, partners, equityholders, members or parent and subsidiary corporations.
“Anti-Corruption Laws” means all Laws of any jurisdiction applicable to the Restricted Group from time to time concerning or relating to bribery or corruption.
“Applicable Rate” means 6% per annum.
“Approved Investment Banker” means an investment banker chosen by the Loan Parties and approved by the Noteholder (which approval shall (x) be deemed to be given if Noteholder has not delivered notice of objection within 5 Business Days of receipt by Lender of prior written notice thereof from Borrower and (y) not be unreasonably withheld, conditioned or delayed), with it being understood that any Person that is a nationally recognized investment bank identified to and approved by the Noteholder prior to the Effective Date shall be deemed reasonable), in each case, to be retained by the Borrower on terms reasonably acceptable to the Noteholder (which acceptance shall (x) be deemed to be given if Noteholder has not delivered notice of objection within 5 Business Days of receipt by Lender of prior written notice thereof from the Borrower and (y) not be unreasonably withheld, conditioned or delayed; provided that such terms shall be on customary terms and conditions for transactions of this type) to provide investment banking services as part of the Sale Process.
“Bessemer” means Bessemer Venture Partners and its Affiliates (other than any portfolio company).

“Board” means, in respect of any Person, such person’s board of directors, board of managers or any similar governing body.

“Bright Health” means Bright Health Services, Inc., a Delaware corporation.
“Business Day” means any day other than a Saturday or Sunday or any other day on which banking institutions in the State of Delaware, the State of Florida or the State of California are generally authorized or required by law or executive order to be closed.
“CalSTRS” means California State Teachers’ Retirement System.
“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Centrum” means Centrum Medical Holdings, LLC, a Delaware limited liability company.
“Centrum Assets” means, collectively, the Equity Interests in Centrum and in each of Centrum’s direct and indirect Subsidiaries and all of the assets of Centrum and of its direct and indirect Subsidiaries from time to time.
“CFC” means a Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code and which is owned, within the meaning of Section 958(a) of the Code, by a United States shareholder within the meaning of Section 951(b) of the Code.
“CFC Holdco” means a Subsidiary that has no material assets other than the Equity Interests or the Equity Interests and Indebtedness of one or more CFCs or CFC Holdcos.
“Change of Control” means the occurrence of any one or more of the following events:

(a)the sale, exchange or other disposition of substantially all of the assets of Centrum or any of its Subsidiaries, taken as a whole, other than in the ordinary course of its business and other than any transaction expressly permitted by Section 9.4; or
(b)any person or Persons constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any Permitted Holder and any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13(d)- 3 and 13(d)-5 under such Act), directly or indirectly, of Equity Interests representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent; or

(c)Parent shall cease to directly own 100% of the voting and non-voting Equity Interests of Bright Health; or
(d)Bright Health shall cease to directly own 100% of the voting and non-voting Equity Interests of Borrower; or
(e)Borrower shall cease to directly own 100% of the voting and non-voting Equity Interests of Centrum; or
(f)Centrum shall cease to directly or indirectly (as the case may be) own 100% of the voting and non-voting Equity Interests of each of its direct and indirect Subsidiaries, except as expressly permitted pursuant to Section 9.4; or
(g)any “change of control” or similar event occurs under the Permitted Senior Debt or any refinancing or replacement thereof.
“Cigna” means The Cigna Group and its Subsidiaries.
“CMS” means The Centers for Medicare and Medicaid Services, or any successor Governmental Authority thereto.
“Code” means the Internal Revenue Code of 1986, as amended.
    “Collateral” has the meaning set forth in the Security Agreement.
“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease (excluding operating leases of real property), dividend, letter of credit or other payment obligation of another Person, including any such payment obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed, without duplication of the primary obligation, to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Control Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.
“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by a Loan Party or in which a Loan Party now holds or hereafter acquires any interest.
“Copyrights” means all copyrights, whether registered or unregistered, arising under the laws of the United States of America or of any other country.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions (foreign or otherwise) from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means the Applicable Rate plus 8% per annum.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction or any issuance of Equity Interests, in each case, whether consummated in a single transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any member of the Restricted Group, including the Equity Interests of any Subsidiary and the sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Equity Interests ” mean any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Equity Interest that is not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full in cash of all amounts owing under this Note resulting in Payment in Full), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of all amounts owing under this Note resulting in Payment in Full), in whole or in part, (c) provide for the scheduled payment of dividends or other distributions in cash or other assets, or (d) are or become convertible into, or exchangeable for, Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d), prior to the date that is 180 days after the Maturity Date.
“Distributions” means (a) any dividend, distribution or other payment (whether in cash, securities, or other assets and including any sinking fund or similar deposit), directly or indirectly, on account of any shares (or equivalent) of any class of Equity Interests, now or hereafter outstanding, (b) any redemption, retirement, cancellation, termination sinking fund or similar payment, purchase or other acquisition for value, directly or indirectly, of any shares (or equivalent) of any class of Equity Interests, now or hereafter outstanding, (c) any payment (i) of any management fees or similar fees to any of its equity holders, or (ii) made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests, now or hereafter outstanding, or (d) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness.
“Dividing Person” has the meaning assigned to it in the definition of “Division”.
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
“Effective Date” means October 29, 2024.
“Equity Interests” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock, membership interests in a limited liability company, partnership interests (general or limited), beneficial interests in a trust or other equity ownership interests in a Person, or any warrants, options or other rights to acquire such interests or other ownership interests of such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Event of Default” shall have the meaning in Section 10.
“Excluded Subsidiary” means any direct or indirect Subsidiary of any Loan Party that is (a) a Foreign Subsidiary that is a CFC or any Subsidiary that is a direct or indirect Subsidiary of a CFC, or a CFC Holdco, in each case to the extent that: (x) the pledge of all of the Equity Interests of such Subsidiary as Collateral, (y) the guarantee by such Subsidiary of the Obligations, or (z) the execution of a Joinder Agreement by such Subsidiary, would result in material adverse tax consequences to the Loan Party taken as a whole (as reasonably determined by Borrower in good faith), (b) a non-profit, or (c) an Insurance Subsidiary.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” mean generally accepted accounting principles in effect in the United States of America set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.
“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, or registration, required by or issued by or from any Governmental Authority.
“Governmental Authority” means the government of the United States of America or of any other country or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” means, with respect to any Person, each obligation and liability of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person in a manner, which directly or indirectly, including any obligations of such Person, directly or indirectly, (i) to purchase, repurchase, or otherwise acquire any debt or other monetary obligation of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any debt or other monetary obligation of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, (iii) to lease property or to purchase securities, property or services from such other Person with the purpose of assuring the owner of such indebtedness or monetary obligation of the ability of such other Person to make payment of the indebtedness or obligation, (iv) which induces the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person or (v) to assure a creditor against loss: provided that the term Guarantee shall not include endorsement of instruments in the course of collection or deposit or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Note (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum stated principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.
“Guarantors” means Centrum and each of Centrum’s direct and indirect Subsidiaries party to the Guaranty Agreement from time to time. As of the date hereof, the Guarantors include all of the entities set forth on Schedule 7.10.
“Guaranty Agreement” means that certain Guaranty of Payment, dated as of the date hereof, by and among Parent and the Guarantors party thereto from time to time in favor of the Noteholder.

“Healthcare Laws” means all applicable healthcare and health insurance Laws governing the operations, activities or services of the business of the Loan Parties or any Subsidiary, including without limitation: (a) all applicable Laws relating to: (i) billing and collection and utilization review practices relating to the payment for and provision of healthcare services, or (ii) operation and management of a managed care entity, an accountable care organization, independent practice association or equivalent provider network organization, value- based enterprise, risk-bearing entity, risk-sharing models or equivalent models that engage in provider rate negotiation or provider network development, including 42 C.F.R. Part 425, any mandatory guidance and instructions in respect of the ACO REACH Model, and applicable healthcare and insurance Laws related to the same; (b) all applicable Laws governing the corporate practice of medicine, patient brokering, patient healthcare, patient abuse, clinical personnel and fee splitting, (c) all applicable federal and state fraud and abuse laws, including, the federal Anti- Kickback Statute (42 U.S.C. §1320a-7b(b)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a- 7b(a)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the exclusion laws (42 U.S.C. § 1320a-7), and the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); (d) HIPAA; 42 CFR Part 2, and any applicable equivalent state counterpart thereof the purpose of which is to ensure the privacy and security of individually identifiable health information or patient healthcare information; (e) applicable Laws governing government healthcare programs, including the Medicare Regulations and the Medicaid Regulations; (f) applicable Laws regulating pharmacies and the practice of pharmacy; (g) applicable state controlled substance Laws, the Controlled Substances Act, 21 U.S.C. § 801 et seq.; (h) the Clinical Laboratory Improvement Act (42 U.S.C.
§§ 263a et seq.); (i) applicable Laws regulating the provision of free or discounted healthcare or health services; (j) healthcare quality and safety Laws of HHS and other applicable state Governmental Authorities; (k) all applicable Laws pursuant to which Healthcare Permits are issued; each of (a) through (k) as may be amended from time to time and the regulations promulgated pursuant to each such law.
“Healthcare Permit” means all Governmental Approvals, variances, certifications, or other authorization or approval by a Governmental Authority required under Healthcare Laws applicable to the business of any member of the Restricted Group.
“Hedging Agreement” means any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect Borrower or its Subsidiaries against fluctuation in interest rates, currency exchange rates or commodity price.
“Hercules Agent” means Hercules Capital, Inc., a Maryland corporation.

        “Hercules Credit Agreement” means the Loan and Security Agreement, dated as of June 21, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) by and among Parent, the guarantors from time to time party thereto and the several banks and other financial institutions or entities from time to time party thereto.
“Hercules Debt” means the Indebtedness under the Hercules Credit Agreement or any other “Loan Document” as defined in the Hercules Credit Agreement.

“HHS” has the meaning set forth in the definition of “OIG.”
“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic Clinical Health (HITECH) Act and the implementing regulations thereto.
“Indebtedness” means, without duplication: (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within ninety (90) days), including reimbursement and other obligations with respect to surety bonds, banker’s acceptances or similar instruments and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all Capital Lease Obligations, (d) all obligations to purchase, redeem, retire or defease Disqualified Equity Interests, (e) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature arising out of purchase and sale contracts (to the extent such obligation is reflected as a liability on the balance sheet in accordance with GAAP (other than those arising in the ordinary course of business, and excluding (i) customary indemnification obligations in connection with Permitted Investments, and (ii) ordinary course compensation related arrangements entered into with any physician group)), (f) net obligations in respect of Hedging Agreements, (g) non-contingent obligations to reimburse any bank or Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, and (h) all Contingent Obligations (in the case of letters of credit, to the extent drawn upon).
“Insurance Subsidiary” means each of the Borrower’s Affiliates listed on Annex A attached hereto.
“Intellectual Property” means all of a Restricted Group member’s Copyrights, Trademarks, Patents, in-bound Licenses, trade secrets and inventions, and mask works, all of a Restricted Group member’s applications therefor and reissues, extensions, or renewals thereof, together with such Restricted Group member’s rights to sue for past, present and future infringement of Intellectual Property.
“Intercreditor Agreement” means that certain Subordination Agreement, dated as of the date hereof, by and among the Hercules Agent, the Noteholder and the other parties thereto.
“Investment” means directly or indirectly (a) ownership (including stock, partnership interests, limited liability company interests, or other Equity Interests or ownership) of or in any Person, (b) any loan, advance or capital contribution to any Person or (c) any direct or indirect Acquisition.
“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any member of the Restricted Group or any other event, including with respect to which any property or casualty insurance claim is made.
“Joinder Agreements” means, for each Subsidiary required to join as a Guarantor, a completed and executed Joinder Agreement in substantially the form reasonably satisfactory to the Noteholder.

“Laws” means, as to any Person, the certificate of incorporation and by-laws or other Organizational Documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests in Intellectual Property.
“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, encumbrance, assignment, deposit arrangement, charge, preference, priority or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease Obligations having substantially the same economic effect as any of the foregoing) in, on or of such asset.
“Loan Document” means this Note, the Security Agreement, the Guaranty Agreement and any related loan documents or instruments designated as a “Loan Document” by Noteholder and Borrower.
“Loan Parties” means the Borrower and the Guarantors. For the avoidance of doubt, Parent is not a Loan Party.
“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of Loan Parties or Subsidiaries of the Loan Parties, taken as a whole; or (ii) the ability of the Loan Parties (taken as a whole) to perform or pay the Obligations in accordance with the terms of this Note or any other Loan Documents, or
(iii) the ability of Noteholder to enforce any material portion of its rights or remedies, taken as a whole, with respect to the Obligations; or (iv) a material part of the Noteholder’s Liens on the Collateral or the priority of such Liens other than, in the case of the preceding clause (iii) and this clause (iv), to the extent resulting solely from any actions or inactions on the part of Noteholder (where applicable, despite timely receipt of information regarding any Loan Party as required by this Note).
“Material Amount” means $500,000.
“Material Default” means those Events of Default set forth in Section 10.1(a), Section 10.1(b) (provided that that amount of all such defaulted interest (taken as a whole) exceeds $1,918,500.00), Section 10.2, Section 10.3, Section 10.4, Section 10.5, Section 10.9 and Section 10.10.
“Maturity Date” means October 29, 2028.
“Medicaid Regulations” means, collectively, (i) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto; (ii) all applicable provisions of all federal regulations, and orders of all federal Governmental

Authorities promulgated pursuant to or in connection with the statutes described in clause (i) above; and (iii) all state statutes, and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (i) and (ii) above; and (iv) all applicable provisions of all state regulations and orders of all state Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (iii) above, in each case as may be amended, supplemented or otherwise modified from time to time.
“Medicare Regulations” means, collectively, (i) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto; and (ii) all applicable provisions of all regulations, manuals, bulletins, and orders promulgated by the applicable Governmental Authorities (including the CMS, the OIG, HHS, or any Governmental Authority that is a successor agency to CMS, OIG or HHS) pursuant to the statutes described in clause (i) above or otherwise having the force of law, as each may be amended, supplemented or otherwise modified from time to time.
“Molina Agreement” means that certain Stock Purchase Agreement, dated as of June 29, 2023, by and among Bright Health Company of California, Inc., Universal Care, Inc., Central Health Plan of California, Inc., Parent and Molina Healthcare, Inc., as amended by that certain Amendment to Stock Purchase Agreement, dated as of December 13, 2023, by and among Bright Health Company of California, Inc., Universal Care, Inc., Central Health Plan of California, Inc., Parent and Molina Healthcare, Inc.
“NEA” means NEA Management Company, LLC, a Delaware limited liability company and its Control Investment Affiliates.
“Negotiation Period” means the period beginning on the date on which the Noteholder delivers written notice of the occurrence of a Material Default and ending on the date that is six (6) months immediately thereafter (the “Outside Date”); provided that, if as of the Outside Date, (i) an Acceptable Definitive Purchase Agreement has been fully executed with respect to an Acceptable Sale but the transactions contemplated therein are not reasonably expected to be consummated as of the Outside Date despite the reasonable best efforts of the Borrower and its Affiliates, (ii) no party thereto is in material breach of their respective obligations thereunder as of such date, and (iii) all of the closing conditions therein are reasonably expected to be fully satisfied within the three (3) month period immediately following the Outside Date, then the Borrower may, upon written notice to the Noteholder no earlier than 15 days prior to the Outside Date and no later than 5 days prior the Outside Date (which written notice shall include a certification that the foregoing (i) through (iii) are true and correct as of the delivery date and the Outside Date), extend the Negotiation Period until the date that is three (3) months immediately following the Outside Date.
“Obligations” means, collectively, all amounts owing by the Loan Parties to the Noteholder pursuant to or in connection with this Note and each other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party or any Affiliate thereof, whether or not a claim for post-filing or post- petition interest is allowed or allowable in such proceeding), all reimbursement obligations, fees

(including any fees accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party or any Subsidiary thereof, whether or not a claim for post-filing or post-petition fees is allowed in such proceeding), expenses (including all fees and expenses of counsel to Noteholder incurred pursuant to this Note or any other Loan Document), indemnification and reimbursement payments, and costs and expenses, whether direct or indirect, absolute or contingent, liquidated or unliquidated, due or to become due, now existing or hereafter arising hereunder or thereunder.
“OIG” means The Office of Inspector General of the United States Department of Health and Human Services (“HHS”) and any successor thereof.
“Organization Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Parent” means NeueHealth, Inc., a Delaware corporation (formerly known as, Bright Health Group, Inc.).
“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement a Restricted Group member now holds or hereafter acquires any interest.
“Patents” means all letters patent of, or rights corresponding thereto, in the United States of America or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States of America or any other country.
“Payment in Full” means the payment in full in cash of the total amount owing under this Note and under any other Loan Document, including any and all accrued and unpaid interests and all other fees, expenses and indemnification obligations owed or owing hereunder or thereunder (other than contingent amounts for which a claim has not been made or asserted).
“Permitted Holder” means each of Bessemer, CalSTRS, Cigna, NEA and StepStone.

“Permitted Indebtedness” means
(a)Obligations under this Note and the other Loan Documents;
(b)Indebtedness under the Hercules Credit Agreement in an aggregate principal amount outstanding not to exceed at any time the sum of $150,000,000 minus the amount of any prepayments thereunder, plus the amount of any accrued interest that is paid in kind or capitalized pursuant to the terms of the Hercules Credit Agreement as in effect on the date hereof;
(c)(A) hedging obligations incurred so long as of the time of incurrence they were entered into in the ordinary course of business for bona fide hedging purposes and not for speculation and (B) Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections, automatic clearinghouse arrangements, and other similar cash management arrangements;
(d)Indebtedness in an aggregate principal amount of up to Four Million Dollars ($4,000,000) outstanding at any time secured by a Lien described in clause (c) of the defined term of “Permitted Liens,” provided such Indebtedness does not exceed the cost of the Equipment, software or other Intellectual Property financed with such Indebtedness;
(e)Indebtedness consisting of (i) guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantees, letters of credit and similar obligations and (ii) obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, entered into in the ordinary course of business;
(f)Intercompany Indebtedness of any Loan Party owing to another Loan Party to the extent put in place in the ordinary course of business of the Loan Parties;
(g)Indebtedness of the Borrower or any Subsidiary that is subordinated in right of payment and security in all respects to the Obligations in form and substance acceptable to the Noteholder in its reasonable discretion;
(h)Indebtedness incurred in the ordinary course of business with corporate credit cards, credit card processing services, employee credit card programs, debit cards, stored value cards, purchase cards (including so “P-cards”) or other similar cash management services in an aggregate principal outstanding amount not to exceed Two Million Dollars ($2,000,000) at any time;
(i)Indebtedness consisting of financing of insurance premiums in the ordinary course of business;
(j)[reserved];
(k)Indebtedness that also constitutes a Permitted Investment or is secured by a Permitted Lien;
(l)[reserved];
(m)Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
(n)Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
(o)extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that (i) the principal amount is not increased, other than the amount of accrued interest, fees and premiums, if any, (ii) the terms are not modified to impose materially more burdensome terms upon any Loan Party or their respective Subsidiaries, as the case may be, and subject to any limitations on the aggregate amount of such Indebtedness) and (iii) any such indebtedness is subordinated (in right of payment and/or security, as the case may be) to the Obligations at least to the same extent, if any, as the Indebtedness being extended, renewed, replaced, modified, exchanged or refinanced (and unsecured if the extended, renewed, replaced, modified, exchanged or refinanced Indebtedness is unsecured);
(p)accrued expenses, deferred rent expense, deferred revenue, deferred Taxes and deferred compensation and customary obligations under employment arrangements in each case incurred in the ordinary course of business;
(q)customary payables with respect to money orders or wire transfers; and
(r)the mark-to-market value of obligations under any Hedging Agreements incurred in the ordinary course of business; and
(s)obligations under the Unit Purchase Agreement, dated as of the date hereof and as amended, supplemented or otherwise modified from time to time, by and among Medical Practice Holding Company, LLC, RRD Healthcare, LLC, Rodolfo Rodriguez- Duret, Graciela Victorero and NeueHealth, Inc.
“Permitted Investments” means:
(a)Investments by (i) Borrower in any Loan Party, and (ii) any Subsidiary in any Loan Party;
(b)(i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit issued by any bank with assets of at least Five Hundred Million Dollars ($500,000,000) maturing no more than one year from the date of investment therein, and (iv) money market accounts;

(c)Guarantee Obligations constituting Permitted Indebtedness, provided that if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Noteholder as those contained in the subordination of such Indebtedness;
(d)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising, in each case in the ordinary course of business;
(e)Investments consisting of: (i) travel advances and employee relocation loans in the ordinary course of business, and (ii) loans to employees, officers, managers or directors relating to the purchase of equity securities of Borrower pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors or similar governing body, provided that the foregoing shall not exceed One Million Dollars ($1,000,000) in the aggregate for (i) and (ii), collectively, at any time;
(f)Investments held by a Subsidiary acquired after the Effective Date in accordance with the terms of this Note or of a Person merged or consolidated with or into the Borrower or a Subsidiary after the Effective Date in accordance with the terms of this Note, to the extent that such Investments were not made in contemplation of, or in connection with, such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(g)[reserved];
(h)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subsection (h) shall not apply to Investments of any Loan Party in any Subsidiary of a Loan Party;
(i)[reserved];
(j)Investments (A) by a Loan Party in or to another Loan Party, and (B) by any Loan Party in any Subsidiaries (other than Excluded Subsidiaries), provided that each such Subsidiary becomes a Guarantor pursuant to Section 8.11;
(k)[reserved];
(l)[reserved];
(m)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Loan Parties;
(n)the extent constituting Investments, transactions permitted under clauses (c)(B),(f),(i) and (but only in relation to the preceding clauses) (o) of the definition of Permitted Indebtedness;
(o)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business;
(p)[reserved]; and

(q)to the extent constituting Investments, deposits made in connection with the occurrence of actions permitted under clause (g) and (k) of the definition of Permitted Liens.
“Permitted Liens” means:
(a)Liens in favor of the Noteholder;
(b)[Reserved];
(c)Liens on Equipment or software or other intellectual property constituting purchase money Liens and other Liens in connection with capital leases securing Indebtedness permitted in clause (d) of “Permitted Indebtedness”;
(d)Liens for Taxes, fees, assessments or other governmental charges or levies, either not yet due or that are being contested in good faith by appropriate proceedings diligently conducted; provided, that adequate reserves are maintained therefor on Borrower’s books in accordance with GAAP;
(e)Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(f)Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder;
(g)the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;
(h)leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor;
(i)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due;
(j)Liens on insurance proceeds securing the payment of financed insurance premiums that are paid on or before the date they become due and payable (provided that such Liens extend only to such insurance proceeds and not to any other property or assets);
(k)statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms;

(l)easements, servitudes, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property;
(m)Liens imposed by Laws or deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases (including leases, sub-leases and licenses of real property), government contracts, statutory obligations, surety, stay, customs and appeal bonds, performance and return of money bonds and other obligations of a like nature incurred in each case in the ordinary course of business;
(n)Liens arising from precautionary UCC financing statements relating to operating leases, finance leases and similar arrangements;
(o)Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (a) through (n) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase and is otherwise incurred under and in accordance with clause (o) of the definition of Permitted Indebtedness;
(p)Liens securing obligations to vendors entered into in the ordinary course of business; provided that (A) such Liens attach to specific, and not substantially all of the, assets of Borrower or, as applicable, its Subsidiary, and the aggregate principal amount of outstanding Indebtedness or other obligations secured by such Liens does not exceed Two Hundred Fifty Thousand Dollars ($250,000) at any time; and
(q)Liens securing the Indebtedness permitted under and in accordance with clauses (b) and (e) of the definition of Permitted Indebtedness.
“Permitted Senior Debt” means the Hercules Debt pursuant to the terms of the Hercules Credit Agreement.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Positive Adjustment Amount” has the meaning set forth in the Molina Agreement.
“Prospect” means a third party prospective buyer of the Centrum Assets in connection with the Sale Process that (a) the Approved Investment Banker contacts regarding the Sale Process, (b) signs a confidentiality or similar agreement in connection with the Sale Process, (c) receives a confidential information memorandum or similar materials in connection with the Sale Process and (d) provides a written letter of intent or other similar written indication of interest with respect to the Centrum Assets in connection with the Sale Process.
“Qualified Equity Interests” means any Equity Interests that is not Disqualified Equity Interests.

“Restricted Group” means the Borrower, each Guarantor, and Centrum and each of Centrum’s direct and indirect Subsidiaries. For the avoidance of doubt, Parent is not a member of the Restricted Group.
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, or His Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority.
“Sale and Leaseback Transaction” means, with respect to any member of the Restricted Group, any arrangement, directly or indirectly, with any Person whereby such member of the Restricted Group shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter it or any of its Affiliates rent or lease such property or other property that they intend to use for substantially the same purpose or purposes as the property being sold or transferred.
“Security Agreement” means that certain Security and Pledge Agreement dated as of the Effective Date executed in favor of the Noteholder by each of the Loan Parties and their Affiliates party thereto from time to time.
“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the assets of such Person exceed its liabilities, including contingent liabilities, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liabilities of such Person or its debts as they become absolute and matured, (c) the remaining capital of such Person is not unreasonably small to conduct its business, and (d) such Person will not have incurred debts and does not have the present intent to incur debts, beyond its ability to pay such debts as they mature.
“StepStone” means StepStone Group LP and its Affiliates (other than any portfolio company).
“Subsidiary” means with respect to any Person, any corporation, limited liability company, association or other business entity in which a majority of the outstanding Equity Interest is directly or indirectly owned by such Person.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, or penalties applicable thereto.
“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by a Restricted Group member or in which a Restricted Group member now holds or hereafter acquires any interest.
“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State thereof or any other country or any political subdivision thereof, and all goodwill associated therewith or symbolized thereby.
“Wholly-Owned Subsidiary” means, as to any Person, a Subsidiary all of the Equity Interests of which (except directors’ qualifying Equity Interests) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.
3.Repayment; Prepayment.
3.1Payment on Maturity Date. This Note shall be paid in full in cash in an amount equal to $63,950,000 (plus all accrued and unpaid interest in respect thereof and plus any fees or other amounts owing hereunder) on the Maturity Date, unless any such amounts are paid in cash at an earlier date pursuant to Section 3.3, Section 11 or otherwise.
3.2Voluntary Prepayment. The Borrower may prepay all or any portion of this Note in whole or in part at any time and from time to time without penalty or premium by paying the principal amount to be prepaid, together with any accrued interest and all other amounts due hereunder through and including the date of prepayment. No prepaid amount may be reborrowed.
3.3Mandatory Prepayment.
(a)Positive Adjustment Proceed. If the Parent or any member of the Restricted Group or any of their respective Affiliates or Subsidiaries, including Bright Health Company of California, Inc. and any other party to the Molina Agreement receives, directly or indirectly, any proceeds in respect of, or in connection with, any Positive Adjustment Amount from time to time (any such proceeds, “Positive Adjustment Amount Proceeds”), 100% of all such proceeds received shall promptly (and, in any event, within two (2) Business Days) be applied as follows: (i) the first $15 million of Positive Adjustment Amount Proceeds shall be retained by Parent, Borrower or any of their respective affiliates; (ii) the next $15 million of Positive Adjustment Amount Proceeds shall be turned over to the Noteholder in full in immediately available cash and applied to prepay this Note; and (iii) following the application pursuant to the preceding clauses (i) and (ii), 50% of all additional Positive Adjustment Amount Proceeds thereafter shall promptly (and, in any event, within two (2) Business Days) be turned over to the Noteholder in full in immediately available cash and applied to prepay this Note; provided that the total payment to Noteholder under this Section 3.3(a) shall not exceed
$20,000,000. Each such prepayment to be applied in accordance with Section 5.2.
(b)Dispositions and Involuntary Dispositions. The Loan Parties shall prepay the amount outstanding under this Note in an aggregate amount equal to 100% of the proceeds (net of any taxes and reasonable out of pocket costs and expenses related thereto) of any Disposition or Involuntary Disposition (other than Dispositions under Section 9.8) by any member of the Restricted Group, each such prepayment to be applied in accordance with Section 5.2.
(c)Incurrence of Indebtedness. The Loan Parties shall prepay the amount outstanding under this Note in an aggregate amount equal to 100% of the proceeds from the issuance or incurrence of any Indebtedness by any member of the Restricted Group to the extent such Indebtedness does not constitute Permitted Indebtedness.
4.Interest.
4.1Interest Rate. Subject to Section 4.2, the outstanding amount owing under this Note (which, as of the Effective Date, is $63,950,000) shall bear interest at a rate per annum equal to the Applicable Rate from and including the Effective Date hereof until, but not including, the date on which this Note (together with all accrued and unpaid interest and any other amounts owing hereunder) is paid in full in cash, whether at maturity, upon acceleration, by prepayment or otherwise.
4.2Default Interest. If any amount payable hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration, or otherwise, or an Event of Default (as defined below) has occurred and is continuing and the Noteholder in its sole discretion has elected to impose the Default Rate retroactive to the date of the Event of Default, then the outstanding principal amount of this Note shall bear interest at the Default Rate from and including the date of such non-payment or Event of Default, as the case may be. It being understood and agreed that, if mutually agreed to in writing by Noteholder and Borrower, any Default Rate interest shall be permitted to be paid-in-kind by the issuance to Noteholder of additional Equity Interests in Parent, provided that, if the terms of such issuance cannot be mutually agreed to in writing or if either party rejects for any reason the issuance of Equity Interests in Parent in lieu of cash-pay, then, in either case, the Default Rate shall remain payable in cash.
4.3Interest Payment Dates. The Borrower shall pay interest monthly, in arrears to the Noteholder on the last Business Day of each calendar month, commencing on the first such date to occur after the execution of this Note (i.e., October 31, 2024).
4.4Computation of Interest. All computations of interest shall be made on the basis of a year of 365 days (or 366 days, in the event of a leap year) and the actual number of days elapsed.
4.5Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on this Note shall exceed the maximum rate of interest permitted to be charged by the Noteholder to the Borrower under applicable law, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest permitted by applicable law shall be deemed a prepayment of principal.
5.Payment Mechanics.
5.1Manner of Payments. All payments of interest and principal shall be made in lawful money of the United States of America no later than 2:00 p.m. (Eastern time) on the date on which such payment is due by wire transfer of immediately available funds to the Noteholder’s account at City National Bank of Florida described on Exhibit B attached hereto.

5.2Application of Payments. All payments made hereunder shall be applied first to the payment of any fees or charges outstanding hereunder, second to accrued and unpaid interest, and third to the payment of the principal amount outstanding under this Note.
5.3Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.
5.4Rescission of Payments; Reinstatement. If at any time any payment made by any Loan Party under this Note or any other Loan Document is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Loan Party or any of its affiliates or otherwise for whatever reason, such Loan Party’s obligation to make such payment shall be reinstated in full as though such payment had not been made.
6.Security Agreement and Guaranty Agreement. The Loan Parties and their Affiliates party to the Security Agreement from time to time have agreed to pledge their respective assets constituting Collateral from time to time pursuant to the Security Agreement to secure this Note and all other Obligations and other liabilities arising hereunder and under each other Loan Document from time to time. Moreover, this Note and all of the other Obligations and other liabilities arising hereunder and under each other Loan Document from time to time shall be guaranteed in full by the Guaranty Agreement.
7.Representations and Warranties. The Loan Parties hereby represent and warrant to the Noteholder on the date hereof as follows:
7.1Existence; Power and Authority; Compliance with Laws. Each Loan Party, Parent and Bright Health (a) is a limited liability company or corporation (as the case may be) duly organized, validly existing, and in good standing under the laws of the state of organization, incorporation or formation, as the case may be, (b) has the requisite power and authority (i) to own, lease, and operate its properties and assets and to conduct its business as it is now being conducted and (ii) to execute and deliver this Note and each other Loan Document, and to perform its obligations hereunder and thereunder, and (c) is in compliance with all applicable material laws, rules, regulations except with respect to clauses (b)(i) as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
7.2Authorization; Execution and Delivery. The execution and delivery of this Note and each other Loan Document by each Loan Party party thereto, Parent to the extent a party thereto and Bright Health to the extent a party thereto, and the performance of their respective obligations hereunder and thereunder have been duly authorized by all necessary limited liability company and corporate action in accordance with all applicable laws. Each Loan Party, Parent and Bright Health shall have duly executed and delivered this Note and each other Loan Document to which it is a party.
7.3No Approvals. No consent or authorization of, filing with, notice to, any Governmental Authority or any other Person (other than any consent or approval which has been obtained or filing or notice which has been made) is required in order for the Loan Parties, Parent and Bright Health to execute, deliver, or perform any of their respective obligations under this Note and each other Loan Document to which it is party.
7.4No Violations. The execution and delivery of this Note and the other Loan Documents and the consummation by the Loan Parties, Parent and Bright Health of the transactions contemplated hereby and thereby do not and will not (a) violate any material Law applicable to the Loan Parties, Parent and Bright Health or by which any of its properties or assets may be bound; or (b) constitute a default under any material agreement or contract by which any Loan Party, Parent or Bright Health may be bound or in respect of which any of the Loan Parties, Parent or Bright Health is a guarantor, including any default under the Permitted Senior Debt or any refinancing or replacement thereof. This Note, each other Loan Document and the transactions contemplated hereunder and thereunder are all permitted by (and will not result in a breach or violation of) the Permitted Senior Debt and any refinancing or replacement thereof.
7.5Enforceability. This Note and each other Loan Document is a valid, legal, and binding obligation of each Loan Party, Parent and Bright Health to the extent such Person is a party thereto, enforceable against each Loan Party party thereto, Parent to the extent a party thereto and Bright Health to the extent a party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
7.6No Litigation. No action, suit, litigation, investigation, or proceeding of, or before, any arbitrator or governmental authority is pending or, to the knowledge of Loan Party, threatened by or against any member of the Restricted Group or any of their respective property or assets (a) with respect to the Note, any other Loan Document, or any of the transactions contemplated hereby or thereby or (b) in a manner that could be expected to materially adversely affect the Borrower’s, any other Loan Party’s, Parent’s or Bright Health’s financial condition or the ability of any Loan Party, Parent or Bright Health to perform its obligations under this Note or any other Loan Document.
7.7Place of Business; Real Property; Names. Schedule 7.7 sets out for each Loan Party, in each case as of the Effective Date (a) the location of its principal place of business and chief executive office, which is also the location of its books and records, (b) [reserved], and all of the real property owned or leased by it. Other than as disclosed in writing to Noteholder, during the preceding five (5) years, no Loan Party nor any Subsidiary thereof has (i) been known as or used any other corporate, fictitious or trade name, (ii) been the surviving entity of a merger or consolidation or (iii) acquired all or substantially all of the assets of any Person.
7.8Insurance. The properties of the Loan Parties are insured with financially sound and reputable insurance companies (none of which are Affiliates of the Loan Parties), in such amounts as consistent with past practice).
7.9Taxes. The Loan Parties have filed all federal, state and other material tax returns and reports required to be filed (after giving effect to any amendments thereto), and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except any such taxes, assessments, fees or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books and except in each case as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
7.10Subsidiaries. Set forth on Schedule 7.10 is a complete and accurate list of the name and jurisdiction of organization, formation or incorporation (as the case may be) of each Loan Party and each Subsidiary as of the Effective Date, together with (a) the number of shares of each class of Equity Interest of any Loan Party outstanding as of the Effective Date and (b) the number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party as of the Effective Date. As of the Effective Date, except as disclosed in the company’s filings or furnished documents with the Securities and Exchange Commission, none of the shares of Equity Interest of any Loan Party is subject to any outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Equity Interest of each Loan Party is validly issued, and, in the case of any Loan Party that is a corporation, fully paid and non-assessable. No Subsidiary of the Borrower has outstanding any shares of Disqualified Equity Interests.
7.11Investment Company Act. None of the Loan Parties or any Person controlling any Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
7.12[Reserved].
7.13Compliance with Laws. To the Loan Parties’ knowledge, each of the Loan Parties, Parent and Bright Health is in compliance with the requirements of all applicable Laws except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
7.14Legal Name. The exact legal name of each Loan Party is as set forth on the signature pages hereto as of the Effective Date.
7.15Solvency. Both before and after giving effect to this Note, the fair salable value of the Loan Parties’ consolidated assets (including goodwill minus disposition costs) exceeds the fair value of the Loan Parties’ consolidated liabilities; the Loan Parties, taken as a whole, are not left with unreasonably small capital after the transactions in this Note and the Loan Parties and their Subsidiaries, on a consolidated basis are able to pay their debts (including trade debts) as they mature in the ordinary course. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.
8.Affirmative Covenants. Until all amounts owing under this Note and the other Loan Documents have been paid in full in cash, the Loan Parties shall and shall cause each member of the Restricted Group to:
8.1Financial Information and Reporting. Furnish to Noteholder the following information within the time periods set forth below:
(a)Quarterly Statements. Promptly when available and in any event within sixty (60) days after the end of each quarterly fiscal period of Parent (or such later date as may be permitted by the SEC for the filing of the quarterly report on Form 10-Q by Parent with the SEC), copies of the unaudited, consolidated balance sheet, income statement, and statement of cash flows of Parent and its direct and indirect Subsidiaries for such quarter, prepared in accordance with GAAP applicable to quarterly financial statements generally; provided that the Loan Parties shall be deemed to have delivered and certified the information required in this Section 8.1(a) to the extent, and on the date, that such information is posted at Parent’s website, at www.sec.gov, or at such other website identified by Parent.
(b)Annual Statements. Within 120 days after the end of each fiscal year of Parent (or such later date as may be permitted by the SEC for the filing of the annual report on Form 10-K by Parent with the SEC), copies of the audited, consolidated balance sheet, income statement, statement of owners’ equity and statement of Parent and its direct and indirect Subsidiaries, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants; provided that the Loan Parties shall be deemed to have delivered and certified the information required in this Section 8.1(b) to the extent, and on the date, that such information is posted at Parent’s website, at www.sec.gov, or at such other website identified by Parent.
(c)Requested Information. With reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of or related to the ability of member of the Restricted Group to perform their obligations under any Loan Documents to which they are a party as from time to time may be reasonably requested by the Noteholder to the chief financial officer or general counsel of Parent or, in their absence, any other senior officer of Parent.
(d)Notices of Adverse Events. Promptly (and in any event within five (5) Business Days) after acquiring knowledge thereof, notice of: (i) the institution of any claim, litigation, investigation or proceeding involving any Loan Party or Subsidiary or their respective assets which (A) seeks liabilities, damages or the like in excess of the Material Amount, (B) seeks injunctive relief, (C) is asserted or instituted against any ERISA plan, its fiduciaries, or its assets, (D) involves suspicion of criminal misconduct by any Loan Party or Subsidiary or its respective officers, (E) involves suspicion of the violation of, or seeks to impose remedies under, any environmental law, or seeks to impose environmental liability, or (F) asserts liability on the part of any Loan Party or Subsidiary in excess of the Material Amount in respect of any Tax, fee, assessment, or other governmental charge; (ii) any claim, action or proceeding challenging a Lien granted to Noteholder or affecting title to all or any material portion of the Collateral (as defined in the Security Agreement); (iii) any claims or demands by any Governmental Authority or Person with respect to any environmental law involving any Loan Party or any property thereof; or (iv) any event which has caused or would reasonably expected to result in a Material Adverse Effect.
(e)Notice of Changes by a Loan Party. Prior written notice of (i) any relocation of any Loan Party’s chief executive office or principal place of business, (ii) a change of any Loan Party’s name, Organization Documents, jurisdiction of organization, formation or incorporation, or type of organization and (iii) any acquisition or creation of a Subsidiary by any

Loan Party or Subsidiary, or that any Person has become a Subsidiary of any Loan Party or Subsidiary.
8.2Maintenance of Existence. (a) Unless otherwise expressly permitted by Section 9.4, preserve, renew, and maintain in full force and effect its corporate or organizational existence and (b) take all reasonable action to maintain all rights, privileges, and franchises necessary or desirable in the normal conduct of its business, except in respect of clause (b) where the failure to do so could not reasonable be expected to have, individually or in the aggregate, a Material Adverse Effect.
8.3Compliance. (a) Comply with all Laws applicable to it and its business except where failure to comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (b) maintain in effect and enforce policies and procedures reasonably designed to achieve compliance in all material respects by each Loan Party and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
8.4Payment Obligations; Tax Returns.
(a)Pay, discharge, or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings, and reserves in conformity with GAAP with respect thereto have been provided on its books or where the failure to pay could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)Timely file or cause to be timely filed all federal, and state and other tax returns and are required to be filed, except as would not reasonably be expected to have a Material Adverse Effect.
8.5Preservation of Material Contracts; Maintenance of Properties. Except as would not reasonably be expected to have a Material Adverse Effect:
(a)maintain, preserve and protect all of its property owned or used in the operation of its business in good working order and condition, ordinary wear and tear excepted;
(b)make all necessary repairs thereto and renewals and replacements thereof; and
(c)use the standard of care typical in the industry in the operation and maintenance of its facilities and real properties owned, leased, managed or operated by any Loan Party.
8.6Compliance with Laws. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect comply, and shall cause each of its Subsidiaries to comply, with the requirements of all Laws and governmental approvals applicable to it and all orders, writs, injunctions and decrees applicable to it or to its business or property.
8.7Notice of Events of Default. As soon as possible and in any event within five (5) Business Days after any officer or director of any Loan Party acquires knowledge that a

Default or Event of Default has occurred in respect of this Note, any other Loan Document or any documents in respect of the Permitted Senior Debt or any refinancing or replacement thereof, notify the Noteholder in writing of the nature and extent of such Default or Event of Default and the action, if any, it has taken or proposes to take with respect to such Default or Event of Default.
8.8Notices from Governmental Authority. Promptly, and in any event within thirty (30) days of receipt thereof, provide copies of any notice to any Loan Party or any Subsidiary thereof from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
8.9Maintenance of Liens. At its own expense, take or cause to be taken, all action reasonably required to maintain and preserve the perfection and priority of the Lien (subject to Permitted Liens) granted under the Security Agreement (including without limitation filing all Uniform Commercial Code continuation statements as appropriate).
8.10[Reserved].
8.11Additional Subsidiaries. Promptly (and, in any event, within thirty (30) days) after the creation or acquisition of any Subsidiary by any member of the Restricted Group or any other event resulting in the existence of any Subsidiary of any member of the Restricted Group or as of the date of any Investment in a Subsidiary as contemplated under clause (j)(B) of the definition of Permitted Investment or if any Excluded Subsidiary ceases to constitute an Excluded Subsidiary, (I) the Loan Parties shall deliver (and shall cause to be delivered) all security documents (or joinders thereto) to Noteholder pledging one hundred percent (100%) of the total outstanding Equity Interests of any such Subsidiary to the extent not already pledged and not constituting Excluded Assets and (II) such Subsidiary (other than an Excluded Subsidiary for so long as it constitutes such) shall (and the Loan Parties shall cause such Subsidiary to) (a) become a Guarantor party to the Guaranty Agreement by delivering to Noteholder a duly executed joinder to the Guaranty Agreement and a joinder to this Note and such other applicable Loan Documents, all in form and substance reasonably acceptable to Noteholder, (b) deliver to Noteholder such original certificated Equity Interests or other certificates and stock evidencing the Equity Interests of such Subsidiary (together with stock powers or similar transfer powers or the equivalent thereof pursuant to the laws and practices of any relevant foreign jurisdiction), other than any Excluded Assets, all in form and substance reasonably acceptable to Noteholder, (c) deliver to Noteholder such updated Schedules to the Loan Documents as requested by Noteholder with respect to such Subsidiary and its assets, all in form and substance reasonably acceptable to Noteholder, and (d) deliver to Noteholder such documents and certificates as may be reasonably requested by Noteholder, all in form and substance reasonably acceptable to Noteholder.
8.12Books and Records. Each Loan Party will maintain, and will use commercially reasonable efforts to cause each Subsidiary to maintain, proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.
8.13Pledged Assets. To the extent not delivered to the Noteholder on or before the Effective Date (including in respect of after-acquired property), the Loan Parties will promptly (and in any event within ten (10) Business Days (or such longer period as may be approved in writing by the Noteholder at its sole option)) execute and deliver to the Noteholder supplements and joinder documents as required under the Security Agreement, in each case in form and substance reasonably satisfactory to the Noteholder to the extent reasonably necessary to grant to the Noteholder a valid and enforceable security interest in all of its property, including all of its Equity Interests, as security for the Obligations, in each case, except for any Excluded Assets for so long as it constitutes such.
8.14Sale Process. The Loan Parties shall:
(a)on or prior to twenty (20) Business Days of the date on which the Noteholder delivers written notice of the occurrence of a Material Default, have engaged an Approved Investment Banker (such 20th day, the “Sale Process Commencement Date”);
(b)commencing on the Sale Process Commencement Date, with the assistance of the Approved Investment Banker, (x) run a sale process to sell the Centrum Assets (whether as an equity transaction and/or a sale of all of their assets) (such sale process, the “Sale Process”), and (y) negotiate, document and seek to consummate an Acceptable Sale to be evidenced by Acceptable Definitive Purchase Agreement, in each case, as soon as reasonably practicable in the good faith judgment of the Loan Parties, provided that such Acceptable Sale shall be fully consummated no later than the last day of the Negotiation Period.
In furtherance of the foregoing:
(i)At the request of the Noteholder in its sole discretion, and subject to the Noteholder and its representatives entering into a customary confidentiality agreement substantially in the form attached hereto as Exhibit A (“Approved Confidentiality Terms”), at any time after the Sale Process Commencement Date (but not more than once per calendar week), management of the Loan Parties (together with the Approved Investment Banker) shall hold telephonic meetings with the Noteholder, at which telephonic meeting(s) the Loan Parties and/or the Approved Investment Banker shall discuss the status of, and any developments with respect to, the Sale Process (including, without limitation, the number of prospective purchasers with whom the Approved Investment Banker or the Loan Parties have discussed potential terms in respect of the proposed sale, the number of executed non-disclosure agreements with potential purchasers, the number of prospective purchasers with access to a data room, materials or information in connection with such Persons’ due diligence of the potential transaction and the number of executed proposal letters, letters of intent, term sheets or other equivalent documentation received thus far).
(ii)At all times on and after the Sale Process Commencement Date, and subject to the Noteholder and its representatives entering into Approved Confidentiality Terms, the Loan Parties hereby irrevocably authorize (and shall instruct) the Approved Investment Banker to (and the Loan Parties shall): (A) disclose to the Noteholder and its representatives material developments in connection with the Sale Process at the telephonic meetings referenced in subclause (i) above or, if earlier, within three (3) Business Days of such event, (B) regularly consult with, and respond to the inquiries of, the Noteholder and its representatives concerning marketing and sale process in connection with the Sale Process and the Approved Investment

Banker’s activities related thereto (including, without limitation, communications with the Approved Investment Banker outside the presence of any representatives of any Loan Party), and C) share any information reasonably requested by the Noteholder in respect of the Sale Process, including copies of any proposal letters, letters of intent, term sheets or other equivalent documentation received thus far; provided, however, that the Noteholder and its representatives shall not be permitted to have any direct or indirect communications about the Sale Process (or otherwise interfere) with any Prospect.
Notwithstanding anything in this Note or in any other document or otherwise to the contrary, the Loan Parties hereby agree that no material portion of the Centrum Assets shall be Disposed of in whole or in part unless such Disposition results in Payment in Full unless otherwise consented to by Noteholder in its sole discretion.
Notwithstanding anything in this Note or in any other document or otherwise to the contrary, Noteholder does not have a right to receive competitively sensitive information about the Sale Process while participating in the Sale Process to the extent (i) prohibited by applicable law or (i) such information is also withheld (and only for so long as such information is withheld) from all other prospective buyers in the process (it being understood that designated representatives of Noteholder may review such information in a clean room subject to a customary clean team agreement), provided that the foregoing restriction does not apply to information already in Noteholder’s possession.
Noteholder shall not, and shall cause its Affiliates and direct or indirect equityholders not to, without the prior written consent of the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed), engage in any contact or communications with any Prospect with respect to the Sale Process; provided that the foregoing shall not in any way prevent or be construed to prevent Noteholder and/or its Affiliates from directly or indirectly exercising its rights to credit bid or otherwise purchase the Centrum Assets as contemplated by this Agreement.
8.15Further Assurances. Upon the reasonable request of the Noteholder, promptly execute and deliver such further documents and/or instruments and do or cause to be done such further acts as may be necessary to carry out the intent and purposes of this Note and the other Loan Documents.
9.Negative Covenants. Until all amounts outstanding under this Note and the other Loan Documents have been paid in full in cash, no Loan Party shall, nor shall it permit any member of the Restricted Group to:
9.1Limitation on Indebtedness. Create, incur, assume, guarantee, permit or otherwise suffer to exist any Indebtedness, except for Permitted Indebtedness.
9.2Limitation on Liens. Incur, assume, create, permit or otherwise suffer to exist any Lien on any assets whether now owned or hereafter acquired or created, except for the Permitted Liens.
9.3Limitation on Investments. Make, directly or indirectly, any Investments, except Permitted Investments.

9.4Fundamental Changes. (a) Directly or indirectly merge, combine or consolidate with any Person; provided that any Subsidiary may merge with or into Borrower or any other Loan Party, so long as the Loan Party is the surviving entity, provided that, if any such transaction involves the Borrower, the Borrower shall be the surviving Person, (b) amend or otherwise modify its Organization Documents in a manner adverse to Noteholder; or (c) liquidate, wind up, dissolve or divide (or suffer any liquidation, winding-up, dissolution or division) except any Subsidiary may liquidate, dissolve or wind-up if the board of directors or similar governing body of Borrower determines in good faith that such liquidation, dissolution or windup is in the best interests of the Borrower and its Subsidiaries and is not materially disadvantageous to the Noteholder and, substantially concurrently therewith, all assets of such Person that is liquidating, winding up, dissolving or dividing are transferred directly to a Loan Party.
9.5Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions with any of its Affiliates on terms which are outside of the ordinary course of business or that are less favorable to such Loan Party or such Subsidiary, as the case may be, than the terms that are obtainable from a Person that is not an Affiliate of such Loan Party in an arm’s length transaction other than (a) [reserved], (b) subordinated indebtedness or equity investments by Parent’s investors in such Loan Party or its Subsidiaries, provided that such equity investment does not constitute a Change in Control and to the extent otherwise permitted by this Agreement, (c) transactions between Loan Parties and transactions between Subsidiaries which are not Loan Parties, otherwise permitted by this Note,
(d) to the extent approved by such Loan Party’s board of directors or a duly authorized committee thereof or a duly authorized officer of such Loan Party, reasonable and customary expenses, severance, or employee benefit arrangements for directors and officers of such Loan Party, (e) to the extent approved by such Loan Party’s board of directors or a duly authorized committee thereof or a duly authorized officer of such Loan Party, compensation and benefits arrangements for directors, officers and other employees of the Loan Parties and their Subsidiaries entered into in the ordinary course of business, (f) transactions consisting of (i) payment of directors’ and officers’ fees and reimbursement of costs and expenses incurred in connection with attending board of director (or comparable governing body) meetings in respect of the Loan Parties entered in the ordinary course of business, (ii) reimbursement of out-of-pocket costs and expenses of directors, officers and employees incurred in the ordinary course of business or consistent with past practice and (iii) customary indemnities to officers and directors, (g) Permitted Investments and Permitted Indebtedness, (h) sales of stock in such Loan Party to Affiliates of such Loan Party not otherwise prohibited by the Loan Documents (including under Section 9) and the granting of registration and other customary rights in connection therewith, and (i) transactions with customers, clients, suppliers or joint ventures purchasers, sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are fair to Borrower and/or its applicable Subsidiary in the good faith determination of the board of directors (or similar governing body) of Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.
9.6Change of Control. Permit any Change of Control to occur.

9.7Change of Nature of Business. Engage in any business other than those businesses conducted by such Loan Party and its Subsidiaries on the Effective Date or any businesses that are similar, reasonably related, corollary, ancillary, complementary or incidental thereto or in support thereof or representing a reasonable expansion or development thereof.
9.8Dispositions. Make, directly or indirectly, any Disposition, or enter into any agreements to make any Dispositions (whether in one or a series of related transactions), of any assets other than in the ordinary course of business of the applicable member of the Restricted Group.
9.9Distributions. Declare or make, or agree to declare or make, directly or indirectly, any Distributions; provided that this Section 9.9 shall not prohibit cash Distributions so long as, in each case, (i) no Material Default then exists or would result therefrom and (ii) Centrum maintains unrestricted cash on hand at all times (including before and after giving effect to any Distribution under this Section 9.9) in an amount not less than the least amount needed to fund all payroll and payroll related expenses of the Restricted Group for no less than four (4) consecutive calendar weeks.
9.10Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.
(a)Amend, modify or change its Organization Documents in a manner which could be adverse to the interests of Noteholder.
(b)Change its Fiscal Year.
(c)Change its name or its state of formation or form of organization without providing thirty (30) days (or such shorter period as may be approved in writing by the Noteholder at its sole option) prior written notice to Noteholder, provided that nothing herein shall permit any Loan Party to change its state of formation in a state or jurisdiction outside the United States.
(d)Make any significant change in accounting treatment or reporting practices, except as required by GAAP.

9.11 Ownership of Subsidiaries. (i) Permit any Person (other than any Loan Party or any wholly owned Subsidiary thereof) to own any Equity Interests of any member of the Restricted Group or (ii) permit any member of the Restricted Group to issue or have outstanding any shares of Disqualified Equity Interests.
9.12Sale and Leaseback Transactions. Enter into any Sale and Leaseback Transaction.
9.13Limitations on Borrower. Permit Borrower to (a) engage in any business or activity or own any assets (including cash and cash equivalents) other than (i) holding 100% of the Equity Interests of Centrum and (ii) performing its obligations and activities incidental thereto and (iii) performing its Obligations under the Loan Documents and under the loan documents in respect of the Permitted Senior Debt or any refinancing or replacement thereof, or (b) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person.
9.14Burdensome Agreements. Enter into or permit to exist any Contractual Obligation that encumbers or restricts the ability of any member of the Restricted Group to (i) pay dividends or make any other distributions to any Loan Party on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) sell, lease or transfer any of its property to any Loan Party, (v) grant any Lien on any of its property to secure the Obligations pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(vi) above) for (A) this Note and the other Loan Documents and the loan documents in respect of the Permitted Senior Debt, (B) any document or instrument governing Indebtedness incurred pursuant to clause (d) of the definition of Permitted Indebtedness, provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (C) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, and (D) customary restrictions on assignment contained in leases, licenses and other contracts entered into in the ordinary course of business with third parties and not for the purpose of circumventing any provision of this Note.
10.Events of Default. The occurrence of any of the following shall constitute an “Event of Default” hereunder:
10.1Failure to Pay. Any Loan Party fails to pay (a) any principal amount under this Note when due, including, without limitation, any mandatory prepayment pursuant to Section 3.3, (b) interest under this Note when due and such failure continues for ten (10) days after the due date thereof, or (c) any other amount hereunder or under any other Loan Document when due and such failure continues for ten (10) days after the due date hereof or thereof.
10.2Bankruptcy, Insolvency, etc.:
a)any member of the Restricted Group (other than any Insurance Subsidiary), Parent or Bright Health commences any case, proceeding, or other action (i) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets, or any member of the Restricted Group, Parent or Bright Health makes a general assignment for the benefit of its creditors;
b)There is commenced against any member of the Restricted Group (other than any Insurance Subsidiary), Parent or Bright Health any case, proceeding, or other action of a nature referred to in Section a) which (i) results in the entry of an order for relief or any such adjudication or appointment and (ii) remains undismissed, undischarged, or unbonded for a period of 45 days;
c)There is commenced against any member of the Restricted Group (other than any Insurance Subsidiary), Parent or Bright Health any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been dismissed, discharged or bonded for a period of 45 days; or
d)any member of the Restricted Group (other than any Insurance Subsidiary), Parent or Bright Health takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section a), Section b), or Section
c) above.
10.3Change of Control. A Change of Control occurs.
10.4Cross-Default. The occurrence of any default under any agreement or obligation of Parent, Bright Health or any member of the Restricted Group with a third party involving any Indebtedness in excess of One Million Dollars ($1,000,000) (other than a Loan Document) resulting in a right by such third party, whether or not exercised, to accelerate the maturity of such Indebtedness.
10.5Breach of Negative Covenants and Certain Reporting Items. (a) Any member of the Restricted Group fails to perform, observe or comply with (i) any provisions in Section 8.1, Section 8.2, Section 8.5, Section 8.9, Section 8.11, Section 8.13 and/or Section 8.14 or (ii) any covenant or agreement in Section 9 or (b) there is a failure to perform, observe or comply with Section 24 of the Security Agreement.
10.6Parent and Bright Health. Parent or Bright Health shall repudiate or revoke (or attempt to repudiate or revoke) the Guaranty Agreement or any of their respective obligations thereunder.
10.7Breach of Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any member of the Restricted Group, Parent, or Bright Health or their Affiliates party to the Loan Documents in connection with this Note, any other Loan Document or the Purchase Agreement, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Note, any other Loan Document or Purchase Agreement, shall prove to have been materially incorrect when made or deemed made.
10.8Breach of Covenants. Parent, Bright Health or any member of the Restricted Group or any of their Affiliates party to the Loan Documents fail to observe or perform in any material respect (or in all respects if already qualified by materiality) any covenant, obligation, condition or agreement contained in this Note (other than those specified in Section 10.5) or in any other Loan Document to which it is a party or in the Purchase Agreement and such failure continues for thirty (30) days after notice thereof to any such Person by the Noteholder.

10.9Invalidity. Any Loan Document for any reason ceases to be in full force and effect or, as applicable, ceases to give the Noteholder a valid and perfected lien in any Collateral purported to be covered by the Loan Documents with the priority required by the relevant Loan Document; or Parent, Bright Health or any member of the Restricted Group or any other Affiliate of such Person contests in any manner the validity or enforceability of any Loan Document; or Parent, Bright Health or any member of the Restricted Group or any other Affiliate of such Person denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document.
10.10Judgments. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000) (not covered by independent third-party insurance as to which liability has not been rejected by such insurance carrier) shall be rendered against Parent, Bright Health or any member of the Restricted Group by any Governmental Authority, and the same are not, within forty-five (45) days after the entry, assessment or issuance thereof, discharged, vacated, or after execution thereof, or stayed pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no advances shall be made prior to the discharge, or stay of such fine, penalty, judgment, order or decree).
10.11Purchase Agreement. (a) Parent or any member of the Restricted Group
(i) breaches any of their respective payment obligations under the Purchase Agreement in any material respect, (ii) breaches any representation or warranty made in Sections 3.1(a), (b), (c)(i), (d), (e) or (f) of the Purchase Agreement in any material respect (except that the aforesaid materiality limitation shall not apply with respect to breaches of such representations or warranties that are subject to materiality qualifications or limitations), (iii) breaches the last sentence of Section 4.2 of the Purchase Agreement, (iv) breaches Article VI of the Purchase Agreement in any material respect (except that the aforesaid materiality limitation shall not apply with respect to breaches of provisions in such Article VI that are subject to materiality qualifications or limitations), (v) breaches Section 7.9 of the Purchase Agreement or (vi) seeks recourse in excess of the limitations set forth in Section 7.10 of the Purchase Agreement, in each case of this Section 10.11(a) after all applicable grace, notice or cure periods expressly set forth in the Purchase Agreement have expired; provided that none of the foregoing breaches referenced in this Section 10.11(a) shall constitute an Event of Default to extent cured within any applicable cure period expressly set forth in the Purchase Agreement; or (b) Section 4.2 of the Purchase Agreement (including any waivers or releases therein) for any reason ceases to be in full force and effect or any Company Releasing Parties (as defined in the Purchase Agreement) contest in any manner the validity or enforceability of Section 4.2 (including any waivers or releases therein) or purport to revoke, terminate or rescind Section 4.2 (including any waivers or releases therein).
11.Remedies.
11.1Remedies Upon Event of Default.
(a)If an Event of Default has occurred under Section 10.2, the unpaid principal amount of this Note, and all accrued and unpaid interest and fees hereunder and under any other Loan Document, shall automatically become due and payable without any action of any kind by Noteholder or any other Person, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties.
(b)If an Event of Default has occurred and is continuing, the Noteholder shall have the right to do any one or more of the following: (i) so long as the Event of Default(s) at issue constitute(s) a Material Default, declare all or any portion of the unpaid principal amount of this Note immediately due and payable, including all or any portion of interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document whereupon such amount(s) shall be immediately due and payable, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties; (ii) exercise any rights of set-off or credit bid; (iii) subject to Section 11.1(c) below, foreclose on any Lien granted to Noteholder to secure payment and performance of the Obligations; and (iv) exercise any and all other rights (whether legal or equitable) afforded by any of the Loan Documents or by any applicable Law(s).
(c)Notwithstanding the foregoing, during the Negotiation Period, the Noteholder agrees that it will not foreclose on the Collateral or commence other actions against Parent or the Borrower with respect to the obligations under this Note (provided such right to do so is reserved in all respects and provided further that Noteholder shall be permitted to take such actions as may be reasonably necessary to preserve the status quo or protect Noteholder’s interest in the Collateral (other than foreclosure)) so long as (x) the Sale Process is being progressed by the Loan Parties in a commercially reasonable manner as reasonably determined by the Noteholder, and (y) the Loan Parties are complying with their contractual obligations (including Section 8.14) and their obligations under applicable Law in respect of the Sale Process (it being understood and agreed that any Default or Event of Default arising out of any violation or non- compliance with Section 8.14 shall be deemed a failure to comply with clauses (x) and (y) of this paragraph), provided that, this paragraph (c) shall not in any respect prevent the Noteholder from (x) taking any and all actions necessary to preserve any of its rights, including any interest in the Collateral and (y) credit bidding as contemplated in the final paragraph of this Section 11. For the avoidance of doubt, the limitations in this paragraph (c) shall not apply at any time after the end of the Negotiation Period.
(d)Noteholder’s election to take any such actions (or not to take such actions) following an Event of Default shall be in its sole and absolute discretion, and the Noteholder shall have no liability or obligation to any Loan Party as a result of its election to take or not take any such action.
(e)In addition to, and without limiting, the foregoing in this Section 11, upon the occurrence of any Material Default and at any time thereafter during the continuance of such Material Default, (x) the Loan Parties shall commence the Sale Process in accordance with Section 8.14, and (y) the Noteholder shall have the right to appoint (and replace), subject to the Parent’s reasonable consent not to be unreasonably withheld, conditioned or delayed, a member of the Board of Parent, which shall be a Person who is unaffiliated with Noteholder and who has reasonable experience serving in similar capacities for similarly situated companies.
Notwithstanding anything herein or otherwise to the contrary, the Noteholder shall have the right (whether directly or indirectly through a vehicle created for this purpose) to bid (including by credit bidding all or any portion of the Obligations) on any portion of the Centrum Assets as part of any sale thereof and nothing herein or otherwise shall be deemed to limit such right to bid (including by credit bid or similar transaction), whether consummated before, during or after any proceedings under any Debtor Relief Law.

12.Miscellaneous.
12.1Successors and Assigns. This Note may not be assigned or transferred by the Noteholder to any other Person (other than an Affiliate of the Noteholder) without the consent of the Borrower (which shall not be unreasonably withheld, conditioned or delayed) and any purported assignment or transfer not in compliance with the foregoing shall be null and void; provided that the Borrower shall be deemed to have given consent unless a written objection is delivered to Noteholder within thirty (30) days after Borrower’s receipt of notice of such proposed assignment; provided further that, if a Material Default occurs and is continuing, this Note and the other Loan Documents may be assigned or transferred by the Noteholder to any other Person without the consent of the Borrower or any other Person. Neither the Borrower, any other Loan Party, Parent nor Bright Health may assign or transfer this Note or any of its rights hereunder or under any other Loan Document without the prior written consent of the Noteholder in its sole discretion and any purported assignment or transfer not in compliance with the foregoing shall be null and void. This Note shall inure to the benefit of, and be binding upon, the Parties and their permitted successors and assigns.
12.2Legal Tender of United States. All payments hereunder shall be made in legal tender in the United States of America for public and private debts.
12.3Notices. All notices, requests, demands, claims and other communications required or permitted hereunder shall be in writing and shall be sent by nationally recognized overnight courier. Any notice, request, demand, claim or other communication required or permitted hereunder will be deemed duly delivered and received one (1) Business Day (or five
(5) Business Days of being sent internationally) after being sent by nationally recognized commercial overnight courier service, with confirmation of receipt, to the Borrower or the Noteholder at the following addresses (or at such other addresses for the Borrower or the Noteholder as shall be specified upon like notice):
(a)if to the Noteholder:
RRD Healthcare, LLC
13051 Mar Street
Coral Gables, FL 33156
Attention: Rodolfo Rodriguez-Duret and Graciela Victorero

and a copy to (which shall not constitute notice):

Holland & Knight LLP
Attention: Roberto Pupo and Daniel Ramos
701 Brickell Avenue, Suite 3300, Miami, FL 33131

(b)if to any Loan Party, Parent or Bright Health:
c/o NeueHealth, Inc.
8000 Norman Center Drive, Suite 900
Minneapolis, MN 55437
Attention: General Counsel

and a copy to (which shall not constitute notice):
Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, CA 94304
Attention: Atif Azher

Notwithstanding the foregoing, any Party may send any notice, request, demand, claim, or other communication required or permitted hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, messenger service, facsimile transmission, ordinary mail or electronic mail); provided, however, that no such notice, request, demand, claim, or other communication will be deemed to have been duly delivered or received unless (i) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section and the sender receives a confirmation of transmission from the sending facsimile machine, (ii) if given by e-mail or other electronic submissions, when either (x) the sender receives an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment) or (y) the sender sends the e-mail (as recorded on the device from which the sender sent such e-mail) unless the sender received an automated message of non-delivery or (iii) if given by mail, prepaid overnight courier or any other means, when received at the applicable address specified by this Section. Any Party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
12.4Governing Law. This Note, the Security Agreement, the Guaranty Agreement, each other Loan Document and any claim, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to any such Loan Documents, and the transactions contemplated hereby and thereby shall be governed by the laws of the State of Delaware.
12.5Submission to Jurisdiction.
(a)Noteholder and each Loan Party, Parent and Bright Health hereby irrevocably and unconditionally (i) agrees that any legal action, suit, or proceeding arising out of or relating to this Note, the Security Agreement, the Guaranty Agreement or any other Loan Document may be brought in the courts of the State of Delaware or any federal court of competent jurisdiction in the State of Delaware and (ii) submits to the exclusive jurisdiction of any such court in any such action, suit, or proceeding. Final judgment in any action, suit, or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.
(b)Nothing in this Section 12.6 shall affect the right of the Noteholder to (i) commence legal proceedings or otherwise sue any Loan Party, Parent or Bright Health in any other court having jurisdiction over any Loan Party, Parent or Bright Health or (ii) serve process upon any Loan Party, Parent or Bright Health in any manner authorized by the laws of any such jurisdiction.
12.6Venue. Noteholder and each Loan Party, Parent and Bright Health, irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note or any other Loan Document in any court referred to in Section 12.6 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
12.7Waiver of Jury Trial. NOTEHOLDER, EACH LOAN PARTY, PARENT AND BRIGHT HEALTH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE, THE SECURITY AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY.
12.8Waiver of Indirect Damages, Etc. Notwithstanding anything to the contrary, no party hereto shall be liable for any punitive, special, indirect or consequential damages (including any lost profits) relating to this Note or any other Loan Document or arising out of its activities in connection herewith or therewith or connection with any of the transaction contemplated herein or therein (whether arising or occurring before or after the date hereof).
12.9No Third Party Beneficiary. This Note is made for the sole benefit of the Parties, and no other Person (other than Indemnified Parties as set forth herein) shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other Person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder.
12.10Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.
12.11Waiver of Notice. Each Loan Party, Parent and Bright Health, hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity, and diligence in taking any action to collect sums owing hereunder.

12.12Amendments and Waivers. No term of this Note may be waived, modified or amended except by an instrument in writing signed by the Noteholder and the Borrower. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.
12.13No Waiver; Cumulative Remedies. No failure to exercise (and no delay in exercising on the part of the Noteholder) any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
12.14Severability. If any term or provision of this Note or any other Loan Document is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or any other Loan Document or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Note or such other Loan Document so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
12.15Expenses; Indemnity. The Loan Parties shall reimburse the Noteholder on demand for all reasonable and documented out-of-pocket costs, expenses, and fees (including reasonable and out of pocket expenses and fees of its external counsel) incurred by the Noteholder in connection with the enforcement of the Noteholder’s rights or an exercise of remedies by Noteholder under this Note or any other Loan Document in whatever form. Furthermore, each Loan Party agrees that its will indemnify and hold harmless the Indemnified Parties (defined below) from any claims, damages, losses, liabilities, judgments, or related costs and expenses of any kind reasonably incurred by such Indemnified Party relating to or arising directly or indirectly out of any litigation, proceeding or cause of action related to or arising out of (a) this Note or any other Loan Document, (b) any credit extended by the Noteholder to the Borrower hereunder, and (c) any of the transactions contemplated hereby or thereby, whether brought by a Loan Party, Parent, Bright Health or any other Person, provided that such indemnity shall not be available to any Indemnified Party to the extent that such claims, damages, losses, liabilities, judgments, or related costs and expenses are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party as determined by a court of competent jurisdiction in a final, non-appealable order. This indemnity includes, but is not limited to, reasonably incurred attorneys’ fees. This indemnity extends to each Noteholder and its affiliates and its and its affiliates’ shareholders, parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns (the “Indemnified Parties”). This indemnity will survive Payment in Full.
12.16Integration. This Note and the other Loan Documents constitute the entire contract between the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto.

12.17Electronic Execution. The words “execution,” “signed,” “signature,” and words of similar import in this Note shall be deemed to include electronic or digital signatures or electronic records, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based record-keeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001 to 7031), the Uniform Electronic Transactions Act (UETA), or any state law based on the UETA, including the Delaware Uniform Electronic Transactions Act.
12.18Counterparts. This Note may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
12.19Waivers by each Loan Party. Each Loan Party expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel the Noteholder to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any Guarantor, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, the Borrower. Each Loan Party consents and agrees that the Noteholder may, at any time and from time to time, without notice or demand, whether before or after an actual or purported termination, repudiation or revocation of this Note by the Borrower, and without affecting the enforceability or continuing effectiveness hereof as to the Borrower: (i) waive, approve or consent to any action, condition, covenant, default, remedy, right, representation or term of this Note or any other Loan Document; (ii) accept partial payments; (iii) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer or enforce any security or guarantees, and apply any security and direct the order or manner of sale thereof as the Noteholder in its sole discretion may determine; (iv) release any person from any personal liability with respect to this Note or any part thereof; (v) settle, release on terms satisfactory to the Noteholder or by operation of applicable Laws or otherwise liquidate or enforce any security or guaranty in any manner, consent to the transfer of any security and bid and purchase at any sale; or (vi) consent to the merger, change or any other restructuring or termination of the corporate or partnership existence of the Borrower or any other person, and correspondingly restructure the Obligations evidenced hereby, and any such merger, change, restructuring or termination shall not affect the liability of the Loan Parties or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Obligations evidenced hereby. It is agreed among the Loan Parties and the Noteholder that the foregoing consents and waivers are of the essence of the transaction contemplated by this Note and the other Loan Documents.
12.20Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Note or in any other Loan Document, each Loan Party hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor, including any defense based upon any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal, and any defense of the statute of limitations in any action hereunder or in any action for the collection or performance of any Obligations hereby guaranteed.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Loan Parties, Parent and Bright Health have executed this Note as of the date first written above.

BORROWER:

MEDICAL PRACTICE HOLDING COMPANY, LLC
By: /s/ Jeff Craig     Name: Jeff Craig
Title: Secretary

ACKNOWLEDGED AND AGREED BY:

NEUEHEALTH, INC.
By: /s/ Jeff Craig     Name: Jeff Craig
Title: General Counsel and Corporate Secretary

BRIGHT HEALTH SERVICES, INC. CENTRUM MEDICAL HOLDINGS, LLC
CENTRUM MEDICAL CENTER – AIRPORT, LLC CENTRUM MEDICAL CENTER – EAST HIALEAH, LLC CENTRUM MEDICAL CENTER – WEST HIALEAH, LLC CENTRUM MEDICAL CENTER – MIAMI GARDENS, LLC CENTRUM MEDICAL CENTER – SOUTH DADE, LLC CENTRUM MEDICAL CENTER – WESTCHESTER, LLC
CENTRUM MEDICAL CENTER – LITTLE HAVANA 27 AVE, LLC CENTRUM MEDICAL CENTER – LITTLE HAVANA 12 AVE, LLC CENTRUM MEDICAL CENTERS OF CORAL SPRINGS, LLC CENTRUM MEDICAL CENTERS OF MARGATE, LLC CENTRUM MEDICAL CENTERS OF DAVIE, LLC
CENTRUM MEDICAL CENTERS OF HALLANDALE, LLC CENTRUM MEDICAL CENTERS OF LIGHTHOUSE POINT, LLC CENTRUM MEDICAL CENTERS OF FORT LAUDERDALE, LLC CENTRUM MEDICAL CENTERS OF SHERIDAN, LLC CENTRUM MEDICAL CENTERS OF MIRAMAR, LLC CENTRUM MEDICAL CENTER – HOMESTEAD, LLC CENTRUM MEDICAL HOLDINGS OF TEXAS, LLC
CENTRUM PHARMACY, LLC CENTRUM SPECIALTY NETWORK, LLC MED CARE CENTERS, LLC
MED CARE EXPRESS, LLC
MEDLIFE WELLNESS CENTERS, LLC CENTRUM HEALTH IP, LLC
MED PLAN CLINIC, LLC
MEDCARE QUALITY MEDICAL CENTERS, LLC
By: /s/ Jeff Craig     Name: Jeff Craig
Title: Secretary

ANNEX A
ORIGINAL INSURANCE SUBSIDIARIES

1.Bright Health Insurance Company of Florida, a Florida corporation.
2.Bright Health Insurance Company of Illinois, an Illinois corporation.
3.Bright HealthCare Insurance Company of Texas, a Texas corporation (in receivership).
4.Bright Health Company of Arizona, an Arizona corporation.
5.Bright Health Company of Georgia, a Georgia domestic insurance company.
6.Bright Health Company of North Carolina, a North Carolina corporation.
7.Bright Health Company of South Carolina, Inc., a South Carolina corporation.
8.Bright Health Insurance Company, a Colorado corporation.
9.Bright Health Insurance Company of New York, a New York corporation.
10.Bright Health Insurance Company of Ohio, Inc., an Ohio corporation.
11.Bright Health Insurance Company of Tennessee, a Tennessee corporation.
12.True Health New Mexico, Inc., a New Mexico corporation.

SCHEDULE 7.7
Place of Business; Real Property; Names
1.Place of Business

Loan Party	Location of Chief Executive Office/Primary Place of Business/Headquarters/Primary Residence (Street address)
All Loan Parties	9250 NW 36th ST., Ste. 420 Doral, FL 33178

2.Owned Real Property

Loan Party (Owner)	Location of Real Property (Street address)
N/A	N/A

3.Leased Real Property

Loan Party (Owner)	Location of Real Property (Street address)
Centrum Medical Holdings, LLC	1801 N University Dr., Suite 101, Coral Springs, Broward County, FL, 33071
Centrum Medical Holdings, LLC	8844A West State Road 84, Suite G10, Davie, Broward County, FL, 33324
Centrum Medical Holdings, LLC	9250 NW 36th Street, Suite 410, Doral, Miami- Dade County, FL, 33178
Centrum Medical Holdings, LLC	9250 NW 36th Street, Suite 420, Doral, Miami- Dade County, FL, 33178
Centrum Medical Holdings, LLC	3690 Davie Blvd., Fort Lauderdale, Broward County, FL, 33312
Centrum Medical Holdings, LLC	1460 E. Hallandale Beach Blvd., Hallandale Beach, Broward County, FL, 33009
Centrum Medical Center - East Hialeah, LLC	4218 E. 4th Ave., Hialeah, Miami-Dade County, FL, 33013
Med Plan Clinic, LLC	900 W 49th Street, Suite 206, Hialeah, Miami- Dade County, FL, 33012

Centrum Medical Center - West Hialeah, LLC	900 W 49th Street, Suite 304, Hialeah, Miami- Dade County, FL, 33012
Med Care Centers, LLC	900 W 49th Street, Suite 308, Hialeah, Miami- Dade County, FL, 33012
Medlife Wellness Center, LLC	900 W 49th Street, Suite 500, Hialeah, Miami- Dade County, FL, 33012
Centrum Medical Holdings, LLC	2229 Sheridan Street, Hollywood, Broward County, FL, 33020
Centrum Medical Center - Homestead, LLC	28610 SW 157th Ave, Homestead, Miami-Dade County, FL, 33033
Centrum Medical Holdings, LLC	3130-3138 North Federal Highway, Lighthouse Point, Broward County, FL, 33064
Centrum Medical Holdings, LLC	612 S. State Road 7, Suite 612 & 614, Margate, Broward County, FL, 33068
Centrum Medical Center - South Dade, LLC	10980 SW 184 Street, Miami, Miami-Dade County, FL, 33157
Centrum Medical Holdings, LLC	434 SW 12th Ave, Suite 100, Miami, Miami-Dade County, FL, 33130
Centrum Medial Center - Airport, LLC	7200 NW 7th Street, Suite 150, 100, 110, 120, 200, 201, 203, 204, 205 and 207, Miami, Miami- Dade County, FL, 33126
Med Care Centers, LLC	7200 NW 7th Street, Suite 202, Miami, Miami- Dade County, FL, 33126
Centrum Medical Center - Miami Gardens, LLC	4767 NW 183rd Street, Miami Gardens, Miami- Dade County, FL, 33055
Centrum Medical Holdings, LLC	12709 Miramar Parkway, Miramar, Broward County, FL, 33027
Centrum Medical Holdings, LLC	4700 Little Road, Suite 4700, Arlington, Tarrant County, TX, 76107
Centrum Medical Holdings, LLC	128 W Beltline Road, Suite 1, Cedar Hill, Dallas County, TX, 75104
Centrum Medical Holdings, LLC	17515 Spring Cypress Rd, Suite I, Cypress, Harris County, TX, 77429
Centrum Medical Holdings, LLC	2223 S. Buckner Blvd., Suite 229, Dallas, Dallas County, TX, 75227
Centrum Medical Holdings, LLC	3410 President George Bush Turnpike, Dallas, Dallas County, TX, 75287

Centrum Medical Holdings, LLC	10455 N. Central Expressway, Suite 110, Dallas, Dallas County, TX, 75231
Centrum Medical Holdings, LLC	5801 Golden Triangle Boulevard, Suite 101, Fort Worth, Tarrant County, TX, 76244
Centrum Medical Holdings, LLC	7664 McCart Ave., Suite 7664, Fort Worth, Tarrant County, TX, 76133
Centrum Medical Holdings, LLC	2380 Firewheel Parkway, Suite 100, Garland, Dallas County, TX, 75040
Centrum Medical Holdings, LLC	2355 E. Grapevine Mills Circle, Grapevine, Tarrant County, TX, 76051
Centrum Medical Holdings, LLC	10725 Eastex Freeway, Houston, Harris County, TX, 77039
Centrum Medical Holdings, LLC	10934 East Freeway, Houston, Harris County, TX, 77029
Centrum Medical Holdings, LLC	1801 N University Dr., Suite 101, Coral Springs, Broward County, FL, 33071
Centrum Medical Holdings, LLC	8844A West State Road 84, Suite G10, Davie, Broward County, FL, 33324
Centrum Medical Holdings, LLC	9250 NW 36th Street, Suite 410, Doral, Miami- Dade County, FL, 33178
Centrum Medical Holdings, LLC	9250 NW 36th Street, Suite 420, Doral, Miami- Dade County, FL, 33178
Centrum Medical Holdings, LLC	3690 Davie Blvd., Fort Lauderdale, Broward County, FL, 33312
Centrum Medical Holdings, LLC	1460 E. Hallandale Beach Blvd., Hallandale Beach, Broward County, FL, 33009
Centrum Medical Holdings, LLC	4218 E. 4th Ave., Hialeah, Miami-Dade County, FL, 33013
Centrum Medical Holdings, LLC	900 W 49th Street, Suite 101, Hialeah, Miami- Dade County, FL, 33012
Centrum Medical Holdings, LLC	900 W 49th Street, Suite 206, Hialeah, Miami- Dade County, FL, 33012
Centrum Medical Holdings, LLC	900 W 49th Street, Suite 304, Hialeah, Miami- Dade County, FL, 33012

Centrum Medical Holdings, LLC	900 W 49th Street, Suite 308, Hialeah, Miami- Dade County, FL, 33012
Centrum Medical Holdings, LLC	900 W 49th Street, Suite 500, Hialeah, Miami- Dade County, FL, 33012

4.Corporate/Fictitious/Trade Names

Entity	Name	Period of Use
Neuehealth, Inc.	Bright Health, Inc. (prior name)	2016 - 2021
	Bright Health Group, Inc. (prior name)	2021 – 2024
NeueHealth Advantage ACO, LLC	Physicians Plus ACO, LLC (prior name)	2020 – 2022
NeueHealth Community ACO, LLC	NeueHealth Partners Community ACO, LLC (prior name)	2022
NeueHealth Partners of California, LLC	Physicians Plus of California, LLC (prior name)	2020 – 2021
NeueHealth Partners of Central Florida, LLC	Physicians Plus of Central Florida, LLC (prior name)	2020 - 2021
NeueHealth Partners of Florida, LLC	Physicians Plus, LLC (prior name)	2020
	Physicians Plus of Florida, LLC (prior name)	2020 - 2021
NeueHealth Partners, LLC	National VSO, LLC (prior name)	2020
	Physicians Plus, LLC (prior name)	2020 – 2021
NeueHealth Premier ACO, LLC	Pineapple ACO, LLC (prior name)	2020 - 2022

5.Mergers/Consolidations/Acquisitions

Name of Merged Entity	Year of Merger
Bright Health Insurance Company of Alabama, Inc. merged into Bright Health Insurance Company	2021
Centrum Health Franchisor merged into Centrum Medical Holdings, LLC	2022

SCHEDULE 7.10
Subsidiaries

	Loan Party	Subsidiary	Percentage	Certificate d Equity Interests?
1.	Bright Health Management, Inc.	Bright Health Company of Arizona	100%	No
2.	Bright Health Management, Inc.	Bright Health Company of California, Inc.	100%	No
3.	Bright Health Management, Inc.	Bright Health Company of Georgia	100%	No
4.	Bright Health Management, Inc.	Bright Health Company of North Carolina	100%	No
5.	Bright Health Management, Inc.	Bright Health Company of South Carolina, Inc.	100%	No
6.	Bright Health Management, Inc.	Bright Health Insurance Company	100%	No
7.	Bright Health Management, Inc.	Bright Health Insurance Company of Florida	100%	No
8.	Bright Health Management, Inc.	Bright Health Insurance Company of Illinois	100%	No
9.	Bright Health Management, Inc.	Bright Health Insurance Company of Ohio, Inc.	100%	No
10.	Bright Health Management, Inc.	Bright Health Insurance Company of Tennessee	100%	No
11.	Bright Health Management, Inc.	True Health New Mexico, Inc.	100%	No
12.	Bright Health Services, Inc.	Medical Practice Holding Company II, LLC	100%	No
13.	Bright Health Services, Inc.	Medical Practice Holding Company, LLC	100%	No
14.	Bright Health Services, Inc.	NeueHealth Accountable Care, LLC	100%	No
15.	Bright Health Services, Inc.	NeueHealth Advantage ACO, LLC	100%	No
16.	Bright Health Services, Inc.	NeueHealth Collaborative Care, LLC	100%	No
17.	Bright Health Services, Inc.	NeueHealth Community ACO, LLC	100%	No
18.	Bright Health Services, Inc.	NeueHealth, LLC	100%	No

	Loan Party	Subsidiary	Percentage	Certificate d Equity Interests?
19.	Bright Health Services, Inc.	NeueHealth Partners, LLC	100%	No
20.	Bright Health Services, Inc.	NeueHealth Premier ACO, LLC	100%	No
21.	Centrum Medical Holdings, LLC	Centrum Health IP, LLC	100%	No
22.	Centrum Medical Holdings, LLC	Centrum Medical Center – Airport, LLC	100%	No
23.	Centrum Medical Holdings, LLC	Centrum Medical Center – East Hialeah, LLC	100%	No
24.	Centrum Medical Holdings, LLC	Centrum Medical Center – West Hialeah, LLC	100%	No
25.	Centrum Medical Holdings, LLC	Centrum Medical Center – Miami Gardens, LLC	100%	No
26.	Centrum Medical Holdings, LLC	Centrum Medical Center – South Dade, LLC	100%	No
27.	Centrum Medical Holdings, LLC	Centrum Medical Center – Westchester, LLC	100%	No
28.	Centrum Medical Holdings, LLC	Centrum Medical Center – Little Havana 27 Ave, LLC	100%	No
29.	Centrum Medical Holdings, LLC	Centrum Medical Center – Little Havana 12 Ave, LLC	100%	No
30.	Centrum Medical Holdings, LLC	Centrum Medical Centers of Coral Springs, LLC	100%	No
31.	Centrum Medical Holdings, LLC	Centrum Medical Centers of Margate, LLC	100%	No
32.	Centrum Medical Holdings, LLC	Centrum Medical Centers of Davie, LLC	100%	No
33.	Centrum Medical Holdings, LLC	Centrum Medical Centers of Hallandale, LLC	100%	No
34.	Centrum Medical Holdings, LLC	Centrum Medical Centers of Lighthouse Point, LLC	100%	No
35.	Centrum Medical Holdings, LLC	Centrum Medical Centers of Fort Lauderdale, LLC	100%	No
36.	Centrum Medical Holdings, LLC	Centrum Medical Centers of Sheridan, LLC	100%	No
37.	Centrum Medical Holdings, LLC	Centrum Medical Centers of Miramar, LLC	100%	No
38.	Centrum Medical Holdings, LLC	Centrum Medical Center – Homestead, LLC	100%	No

	Loan Party	Subsidiary	Percentage	Certificate d Equity Interests?
39.	Centrum Medical Holdings, LLC	Centrum Medical Holdings of Texas, LLC	100%	No
40.	Centrum Medical Holdings, LLC	Centrum Pharmacy, LLC	100%	No
41.	Centrum Medical Holdings, LLC	Centrum Specialty Network, LLC	100%	No
42.	Centrum Medical Holdings, LLC	Med Care Centers, LLC	100%	No
43.	Centrum Medical Holdings, LLC	Med Care Express, LLC	100%	No
44.	Centrum Medical Holdings, LLC	Medlife Wellness Centers, LLC	100%	No
45.	Med Care Centers, LLC	Med Plan Clinic, LLC	100%	No
46.	Med Care Centers, LLC	Medcare Quality Medical Centers, LLC	100%	No
47.	Medical Practice Holding Company, LLC	Centrum Medical Holdings, LLC	75%	No
48.	NeueHealth, Inc.	Bright Health Management, Inc	100%	No
49.	NeueHealth, Inc.	Bright Health Services, Inc.	100%	No
50.	NeueHealth Partners, LLC	NeueHealth Networks of Texas, Inc. (non-profit)	100%	No
51.	NeueHealth Partners, LLC	NeueHealth Partner Services, LLC	100%	No
52.	NeueHealth Partners, LLC	NeueHealth Partners of California, LLC	100%	No
53.	NeueHealth Partners, LLC	NeueHealth Partners of Florida RBE, LLC	100%	No
54.	NeueHealth Partners, LLC	NeueHealth Partners of Florida, LLC	100%	No
55.	NeueHealth Partners, LLC	NeueHealth Partners Texas RBE, LLC	100%	No